EXHIBIT 99.1
AMERISTAR CASINOS ANNOUNCES RECORD SECOND QUARTER RESULTS;
PREPARING FOR NEAR-TERM GROWTH THROUGH EAST CHICAGO INTEGRATION AND
ST. CHARLES AND VICKSBURG EXPANSIONS
Las Vegas, Nevada, Aug. 1, 2007 — Ameristar Casinos, Inc. (NASDAQ-GS: ASCA) today announced second quarter results that set records for net revenues, operating income and EBITDA1.
Highlights
•	Continued growth in the second quarter as net revenues increased 2.7 percent to $253.2 million over prior-year second quarter

•	EBITDA increased 5.4 percent — twice the rate of growth in net revenues — to $67.0 million, as compared to the same period last year

•	Progress continues during second quarter on key growth milestones
•	Resorts East Chicago transaction expected to close as early as September

•	Ameristar St. Charles destination resort hotel scheduled to open in December

•	Vicksburg casino and parking expansion on target for March 2008 completion
•	Ameristar earned 75 first-place awards from Annual Casino Player survey; all Ameristar-branded hotels won “Best Overall Hotel Casino” honor
“Ameristar finished another strong quarter with record second quarter results,” said John Boushy, Ameristar’s CEO and President. “The Company continues to deliver solid financial performance. In the second quarter, net revenues at each of our properties other than Kansas City outpaced the year-over-year change in its respective market. We enhanced or maintained profitability in all of our markets, and our EBITDA performance improvement this quarter was particularly notable at Black Hawk, Council Bluffs and Kansas City. This underscores the continued strength of our business strategy to build a higher quality revenue stream. I would like to take this opportunity to thank all our Ameristar team members for their continued hard work

[1]	The table at the end of this release reconciles EBITDA, a non-GAAP financial measure, to operating income, a GAAP financial measure.

and dedication to delivering outstanding service to our guests and for helping the Company achieve solid results.”
Consolidated Selected Financial Data
(Dollars in Millions, Except Per Share Data)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
			%			%
	2007	2006	Change	2007	2006	Change
Gross revenues	$298.0	$295.8	0.7%	$603.2	$605.9	(0.4%)
Promotional allowances	(44.8)	(49.2)	(9.0%)	(90.8)	(103.2)	(12.0%)

Net revenues	$253.2	$246.6	2.7%	$512.4	$502.7	1.9%
Operating income	$43.3	$39.6	9.5%	$93.3	$83.2	12.0%
Operating income margin	17.1%	16.1%	6.2%	18.2%	16.6%	9.6%
Net income (1) (2)	$17.3	$18.0	(4.2%)	$41.2	$20.6	100.0%
Diluted earnings per share (1) (2)	$0.30	$0.32	(6.3%)	$0.71	$0.36	97.2%
EBITDA	$67.0	$63.5	5.4%	$140.8	$129.8	8.5%
EBITDA margin	26.5%	25.8%	2.7%	27.5%	25.8%	6.6%
Cash dividends declared per share	$0.10	$0.09	9.3%	$0.21	$0.19	9.3%

(1)	For the three months ended June 30, 2007, the Company recorded a one-time charge related to a state income tax matter that adversely impacted net income and diluted earnings per share by $2.3 million and $0.04, respectively.

(2)	For the six months ended June 30, 2006, loss on early retirement of debt adversely impacted net income and diluted earnings per share by $17.1 million and $0.30, respectively.
Our quarterly financial results were impacted by the following factors:
•	Ameristar Black Hawk achieved strong financial results and contributed significantly to the Company’s growth in EBITDA. The property’s operating income margin and EBITDA margin are up 11.5 percentage points and 8.6 percentage points, respectively, from the second quarter of 2006, which was the first full quarter following the re-branding of the property. Ameristar’s initial investment to upgrade the property’s casino and restaurants along with its focus on superior guest service and high quality food and gaming experiences are key drivers of our continued success at Black Hawk. The addition of the planned hotel and spa will further position it as an Ameristar-class property, which we expect to drive even greater growth in the future.

•	Ameristar Council Bluffs continues to compete effectively, relative to its current share of gaming positions in the market, despite the primary competitor’s larger land-based facility.

Even with the increased competition, we continue to see significant improvement in operating income and EBITDA and look forward to additional growth opportunities after the completion of our recently announced expansion.

•	Ameristar Vicksburg modestly improved its operating income and EBITDA year-over-year, despite a decline in revenue compared to the second quarter of 2006 when several Gulf Coast casinos were closed in the aftermath of Hurricane Katrina.

•	Our net revenue growth rates at every property other than Kansas City exceeded market growth; however, all of our markets except Black Hawk achieved slightly less than expected growth.

•	Corporate expense increased over the prior year mostly as a result of higher stock-based compensation expense and costs associated with our deferred compensation plan.

•	Included in the reported second quarter net income and diluted earnings per share results of $17.3 million and $0.30, respectively, is a one-time cumulative adjustment to our state income tax expense that adversely impacted net income and diluted earnings per share by $2.3 million and $0.04, respectively. We do not expect the historical basis for this adjustment to impact our effective tax rate for future periods.
Capital expenditures for the second quarter of 2007 totaled $67.6 million. Capital expenditures during the second quarter were primarily related to the hotel project at Ameristar St. Charles ($37.8 million), the Ameristar Black Hawk hotel project ($6.8 million) and our casino expansion at Ameristar Vicksburg ($6.4 million).
Ameristar’s commitment to quality casino, restaurants, hotels and entertainment venues has earned it 75 first-place “Best Of” honors in 2007 from Casino Player magazine’s “Best of Gaming” annual issue. Each of Kansas City, Council Bluffs, Vicksburg and St. Charles consistently won top honors in eight casino, service and dining awards in its market, including Best Dealers, Best Reel Slots, Best Video Poker, Best Coffee Shop and Best Valet Parking. All Ameristar-branded hotel properties earned the “Best Overall Hotel Casino” honor.
In addition to focusing on current financial performance, we are also implementing plans for future growth at Ameristar. Through our 50/50 growth strategy, we expect to see half of our growth coming from disciplined expansions at selected properties and the other half from strategic acquisitions and new developments. With this strategy, we remain committed to our goal of doubling EBITDA over the next three to five years.

Resorts East Chicago
“We are making progress with our integration planning for Resorts East Chicago as we prepare to complete the acquisition later this year,” said Ray Neilsen, Ameristar Co-Chairman and Senior Vice President. “In April we announced our agreement to acquire this property for $675 million in cash. Resorts East Chicago, which is located in East Chicago, Indiana and serves the Chicagoland market, allows the Company to enter an extremely attractive market, diversifies our cash flow, enhances our distribution channels, and provides a platform from which we can substantially grow an already well-positioned property.”
Currently, we are working with the Indiana Gaming Commission to complete the licensing process and expect that the completion of the acquisition will occur by the end of the year and could occur as early as September.
After Ameristar completes this acquisition, we intend to make a number of improvements, including enhancing and upgrading the slot product and refreshing selected public areas. The Company expects to re-brand Resorts East Chicago to an Ameristar property within the 12-month period after the acquisition is complete.
In addition, we currently intend to make a number of major capital improvements to the property in order to capture the untapped demand within the dynamic Chicagoland market and maximize the property’s profit opportunity. We are developing plans for an expansion of the facility to significantly improve the gaming experience, enhance access to the casino, build additional structured parking and upgrade the non-gaming amenities, all with the objective of creating best-in-class offerings and experiences consistent with the Ameristar brand. We expect to provide more details regarding this expansion after we close the transaction.
Internal Expansion Projects
St. Charles. The Company officially “topped off” the 25-story, 400-room, all-suite hotel at Ameristar St. Charles in June by placing the last beam atop the hotel structure. When completed in December, the hotel will have an indoor/outdoor swimming pool and a 7,000 square-foot full-service spa. This project also includes 19,200 square feet of meeting and conference facilities that were completed in the third quarter of 2006 and an additional 2,000-

space parking garage, half of which was opened in February 2007. The remaining spaces are scheduled to be completed along with the hotel in December. This project is expected to cost $265 million and remains on schedule.
Additionally, we are extremely pleased to report that the improvement of the roadway providing primary access to Ameristar St. Charles has been accelerated from 2008 into the current year, with completion coinciding with the opening of the hotel. Through enhanced access and the capacity to accommodate more traffic at peak periods, the road improvements will greatly reduce long-standing access constraints at the property. And lighting, landscaping and other aesthetic improvements will greatly enhance the guest arrival experience and complement the high quality facility Ameristar St. Charles offers. While construction disruption will impact business volumes in the short-term, we believe this project will provide an important advantage for the property to gain steady momentum after opening the hotel, particularly in light of a new competitor opening in downtown St. Louis. In connection with this community improvement project, the road will be renamed Ameristar Boulevard.
A transportation development district and a community improvement district were organized by Ameristar to plan, develop and acquire land for this project. The approximate cost is $20 million and is being funded by proceeds of tax-exempt bonds issued by the districts and advances to the districts by Ameristar, which will be repaid through an additional 2 percent sales tax on non-gaming revenues at the Ameristar property. The acceleration of the road project was accomplished through the intensive efforts and collaboration of the corporate and property teams.
The Company has also decided to add several enhanced amenities to the St. Charles property. A new entertainment venue, expected to cost $15 million, will be constructed in time for the hotel’s December 2007 opening. Other enhancements will include a new casino circle bar and improved casino flow and layout. We believe this master plan build out — the hotel, spa, pool, road improvements, the new entertainment venue and additional upgrades — will further strengthen Ameristar St. Charles’ position as the premier casino resort destination in the area.
Vicksburg. The $98 million casino and parking expansion project at Ameristar Vicksburg continues to progress as planned. Dry-docking the vessel was completed in June, and construction work on the gaming expansion project as well as the 1,000-space parking garage has already started. As a result of this expansion, we are adding 440 gaming positions, which is a reduction from our original estimate of 800. We believe the expansion allows for a more spacious casino layout and, in addition, accommodates a high-limit table games area, while still allowing for more gaming positions as demand grows in the future. Even with the decreased number of gaming positions, we expect to generate the same level of return. The expansion will also add two new restaurants, a VIP club and retail space to the Vicksburg property. The project is expected to be completed in March 2008 and remains on schedule and on budget. When complete, we expect this expansion to further strengthen Vicksburg’s long-standing dominant position in the market, as reflected by its 47 percent gaming revenue market share during the second quarter.
Council Bluffs. Ameristar announced an approximately $100 million expansion project at the Company’s Council Bluffs property on June 1, which was subsequently approved by the Iowa Racing and Gaming Commission. The expansion will double the current casino floor square footage and add approximately 600 new slot machines and 20 additional table games, including a poker room. By reducing capacity constraints during peak periods and providing an enhanced, more spacious casino experience, we expect this project will increase revenues for our property and grow the market overall. Subject to the receipt of necessary additional regulatory approvals, the Company expects the Council Bluffs expansion to be completed in mid-2009.
Black Hawk. Construction is also proceeding on the site for Ameristar Black Hawk’s 536-room, four-diamond-quality hotel. As previously reported, the project has suffered delays due to difficult site conditions. An unexpected relocation of utilities is now complete, and crews are again removing rock in preparation for the construction of the hotel tower. The project’s estimated cost is $220 million, and it is scheduled for completion in the second half of 2009. As previously reported, the project may experience additional delays and/or cost increases due to site conditions.
“While we pursue our strategy to double Ameristar’s EBITDA over the next three to five years, we have been and remain disciplined in our growth plans,” said Gordon Kanofsky, Ameristar Co-Chairman and Executive Vice President. “We continue to be primarily focused on acquiring existing income-generating assets where the integration of the Ameristar brand and management model can significantly improve cash flow — as we believe is the case with Resorts

East Chicago. We also intend to retain financial flexibility to pursue these acquisitions and development projects to achieve our growth objectives.”
Outlook
Based upon results of operations to date, we are providing guidance for the third quarter and revising full-year guidance. Due to the uncertainty of timing, impacts from the acquisition of Resorts East Chicago are not included in our third quarter or full-year estimates.
For the third quarter 2007, we currently estimate operating income of $43 million to $45 million, EBITDA of $67 million to $69 million (based upon anticipated depreciation expense of $24 million), interest expense of $12 million and diluted earnings per share of $0.33 to $0.35. Our third quarter 2007 operating income and EBITDA guidance includes a one-time impact associated with the anticipated construction disruption from the accelerated St. Charles road project of $1.1 million and pre-opening costs for the new St. Charles amenities of $0.7 million.
For the full year 2007, we currently estimate operating income of $169 million to $173 million (decreased from initial guidance of $176 million to $184 million) and EBITDA of $264 million to $268 million (decreased from initial guidance of $272 million to $280 million). Our revised guidance gives effect to $95 million of anticipated depreciation expense and $46 million of anticipated interest expense. We estimate diluted earnings per share of $1.25 to $1.29 (decreased from initial guidance of $1.41 to $1.49).
Our revised guidance for the full-year 2007 includes the following items:
•	A one-time anticipated construction disruption impact to operating income and EBITDA of $4.4 million due to the acceleration of the road improvement project at St. Charles, which is expected to be completed to coincide with the hotel opening in December;

•	A continuation of slightly lower than anticipated revenue growth in all our markets except Black Hawk;

•	$3.7 million of pre-opening costs related to the St. Charles hotel and the additional entertainment venue, including $1.1 million of such costs not reflected in our initial guidance; and

•	A $2.3 million one-time cumulative adjustment to our state income tax expense that negatively impacted diluted EPS by $0.04 in the second quarter.

Conference Call
We will hold a conference call to discuss our second quarter results and guidance for the third quarter on Wednesday, August 1, 2007 at 5:30 p.m. Eastern Time. The call can be accessed live by dialing (888) 694-4728 and using the conference ID number, which is 9041709. Conference call participants are requested to dial in to the call at least five minutes early to ensure a prompt start. Interested parties wanting to listen to the conference call and view corresponding informative slides on the Internet may do so live at our web site — www.ameristar.com — in “About Ameristar/Investor Relations” under the “Quarterly Results Conference Calls” section. The conference call will be recorded and can be replayed from August 1, 2007 at 8:00 p.m. Eastern Time until August 8, 2007 at 3:00 a.m. Eastern Time. To listen to the replay, call (877) 519-4471 and use access code 9041709.
Forward-Looking Information
This press release contains certain forward-looking information that generally can be identified by the context of the statement or the use of forward-looking terminology, such as “believes,” “estimates,” “anticipates,” “intends,” “expects,” “plans,” “is confident that” or words of similar meaning, with reference to Ameristar or our management. Similarly, statements that describe our future plans, objectives, strategies, financial results or position, operational expectations or goals are forward-looking statements. It is possible that our expectations may not be met due to various factors, many of which are beyond our control, and we therefore cannot give any assurance that such expectations will prove to be correct. For a discussion of relevant factors, risks and uncertainties that could materially affect our future results, attention is directed to “Item 1A. Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2006 and “Item 1A. Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007.
On a monthly basis, gaming regulatory authorities in Iowa, Mississippi and Missouri publish gross gaming revenue and certain other financial information for the gaming facilities that operate within their respective jurisdictions. Because various factors in addition to our gross gaming revenue (including operating costs, promotional allowances and corporate and other expenses) influence our operating income, EBITDA and diluted earnings per share, such reported information, as it relates to Ameristar, may not accurately reflect the results of our operations for such periods or for future periods.

About Ameristar
Ameristar Casinos, Inc. is a leading Las Vegas-based gaming and entertainment company known for its premier properties characterized by innovative architecture, state-of-the-art casino floors and superior dining, lodging and entertainment offerings. Ameristar’s focus on the total entertainment experience and the highest quality guest service has earned it a leading position in each of the markets in which it operates. Founded in 1954 in Jackpot, Nevada, Ameristar has been a public company since November 1993. The Company has a portfolio of seven casinos in six markets: Ameristar St. Charles (greater St. Louis); Ameristar Kansas City; Ameristar Council Bluffs (Omaha, Nebraska and southwestern Iowa); Ameristar Vicksburg (Jackson, Mississippi and Monroe, Louisiana); Ameristar Black Hawk (Denver metropolitan area); and Cactus Petes and The Horseshu in Jackpot, Nevada (Idaho and the Pacific Northwest). In April 2007, Ameristar signed a definitive agreement to purchase Resorts East Chicago, a casino-hotel located in Northwest Indiana, serving the Chicagoland market. This acquisition is expected to close by the end of 2007.
Visit Ameristar Casinos’ web site at www.ameristar.com
(which shall not be deemed to be incorporated in or a part of this news release).
Contacts
Investors:
Tom Steinbauer, Senior Vice President of Finance, Chief Financial Officer
(702) 567-7000
Media:
Karen Lynn, Vice President of Communications
(702) 567-7038

AMERISTAR CASINOS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in Thousands, Except Per Share Data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
REVENUES:
Casino	$251,348	$248,987	$510,343	$511,199
Food and beverage	32,010	32,325	64,881	66,549
Rooms	7,260	7,208	13,872	13,843
Other	7,447	7,321	14,116	14,262

	298,065	295,841	603,212	605,853
Promotional allowances	(44,836)	(49,258)	(90,838)	(103,176)

Net revenues	253,229	246,583	512,374	502,677
OPERATING EXPENSES:
Casino	108,212	108,619	218,360	223,718
Food and beverage	17,021	17,111	33,482	34,179
Rooms	2,084	1,621	3,931	3,374
Other	4,896	5,048	9,417	9,606
Selling, general and administrative	53,984	50,445	106,293	101,739
Depreciation and amortization	23,644	23,957	47,520	46,529
Impairment loss on assets held for sale	49	198	116	291

Total operating expenses	209,890	206,999	419,119	419,436

Income from operations	43,339	39,584	93,255	83,241

OTHER INCOME (EXPENSE):
Interest income	465	756	850	1,376
Interest expense, net	(11,122)	(12,228)	(22,465)	(25,768)
Loss on early retirement of debt	—	—	—	(26,264)
Other	(382)	6	(378)	122

INCOME BEFORE INCOME TAX PROVISION	32,300	28,118	71,262	32,707
Income tax provision	15,030	10,090	30,041	12,061

NET INCOME	$17,270	$18,028	$41,221	$20,646

EARNINGS PER SHARE:
Basic	$0.30	$0.32	$0.72	$0.37

Diluted	$0.30	$0.32	$0.71	$0.36

CASH DIVIDENDS DECLARED PER SHARE	$0.10	$0.09	$0.21	$0.19

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	57,281	56,238	56,961	56,151

Diluted	58,518	57,184	58,304	57,166

AMERISTAR CASINOS, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED FINANCIAL DATA
(Dollars in Thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Consolidated cash flow information
Net cash provided by operating activities	$39,689	$49,797	$97,382	$83,335
Net cash used in investing activities	$(97,293)	$(55,887)	$(162,241)	$(108,784)
Net cash provided by financing activities	$43,363	$9,618	$44,473	$30,695

Net revenues
Ameristar St. Charles	$71,737	$69,919	$145,513	$145,151
Ameristar Kansas City	63,019	61,488	127,590	127,198
Ameristar Council Bluffs	44,037	42,785	90,054	90,945
Ameristar Vicksburg	33,302	33,598	68,625	70,357
Ameristar Black Hawk	22,761	21,263	44,892	35,675
Jackpot Properties	18,373	17,530	35,700	33,351

Consolidated net revenues	$253,229	$246,583	$512,374	$502,677

Operating income (loss)
Ameristar St. Charles	$16,630	$16,167	$34,835	$33,585
Ameristar Kansas City	12,610	11,063	26,956	23,931
Ameristar Council Bluffs	12,098	10,549	24,686	23,363
Ameristar Vicksburg	10,902	10,386	23,690	22,898
Ameristar Black Hawk	4,515	1,778	8,856	1,560
Jackpot Properties	3,711	3,618	7,037	6,187
Corporate and other	(17,127)	(13,977)	(32,805)	(28,283)

Consolidated operating income	$43,339	$39,584	$93,255	$83,241

EBITDA (1)
Ameristar St. Charles	$23,269	$22,740	$48,258	$46,755
Ameristar Kansas City	18,269	16,884	38,320	35,310
Ameristar Council Bluffs	15,415	13,854	31,357	29,887
Ameristar Vicksburg	13,967	13,493	29,837	29,076
Ameristar Black Hawk	7,384	5,065	14,576	7,030
Jackpot Properties	4,896	4,694	9,421	8,349
Corporate and other	(16,217)	(13,189)	(30,994)	(26,637)

Consolidated EBITDA	$66,983	$63,541	$140,775	$129,770

AMERISTAR CASINOS, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED FINANCIAL DATA — CONTINUED
(Dollars in Thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Operating income margins (2)
Ameristar St. Charles	23.2%	23.1%	23.9%	23.1%
Ameristar Kansas City	20.0%	18.0%	21.1%	18.8%
Ameristar Council Bluffs	27.5%	24.7%	27.4%	25.7%
Ameristar Vicksburg	32.7%	30.9%	34.5%	32.5%
Ameristar Black Hawk	19.8%	8.4%	19.7%	4.4%
Jackpot Properties	20.2%	20.6%	19.7%	18.6%
Consolidated operating income margin	17.1%	16.1%	18.2%	16.6%

EBITDA margins (1)
Ameristar St. Charles	32.4%	32.5%	33.2%	32.2%
Ameristar Kansas City	29.0%	27.5%	30.0%	27.8%
Ameristar Council Bluffs	35.0%	32.4%	34.8%	32.9%
Ameristar Vicksburg	41.9%	40.2%	43.5%	41.3%
Ameristar Black Hawk	32.4%	23.8%	32.5%	19.7%
Jackpot Properties	26.6%	26.8%	26.4%	25.0%
Consolidated EBITDA margin	26.5%	25.8%	27.5%	25.8%

(1)	EBITDA is earnings before interest, taxes, depreciation and amortization. EBITDA is presented solely as a supplemental disclosure because management believes it is a widely used measure of operating performance in the gaming industry and a principal basis for the valuation of gaming companies. Our credit agreement also requires the use of EBITDA as a measure of compliance with our principal debt covenants. In addition, management uses property-level EBITDA (EBITDA before corporate expense) as the primary measure of our operating properties’ performance, including the evaluation of operating personnel. EBITDA margin is EBITDA as a percentage of net revenues. EBITDA should not be construed as an alternative to income from operations (as determined in accordance with GAAP) as an indicator of our operating performance, as an alternative to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP. We have significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in EBITDA. It should also be noted that not all gaming companies that report EBITDA calculate EBITDA in the same manner as we do.

(2)	Operating income margin is operating income (loss) as a percentage of net revenues.

RECONCILIATION OF OPERATING INCOME (LOSS) TO EBITDA
(Dollars in Thousands)
(Unaudited)
     The following table sets forth a reconciliation of operating income (loss), a GAAP financial measure, to EBITDA, a non-GAAP financial measure.

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Ameristar St. Charles:
Operating income	$16,630	$16,167	$34,835	$33,585
Depreciation and amortization	6,639	6,573	13,423	13,170

EBITDA	$23,269	$22,740	$48,258	$46,755

Ameristar Kansas City:
Operating income	$12,610	$11,063	$26,956	$23,931
Depreciation and amortization	5,659	5,821	11,364	11,379

EBITDA	$18,269	$16,884	$38,320	$35,310

Ameristar Council Bluffs:
Operating income	$12,098	$10,549	$24,686	$23,363
Depreciation and amortization	3,317	3,305	6,671	6,524

EBITDA	$15,415	$13,854	$31,357	$29,887

Ameristar Vicksburg:
Operating income	$10,902	$10,386	$23,690	$22,898
Depreciation and amortization	3,065	3,107	6,147	6,178

EBITDA	$13,967	$13,493	$29,837	$29,076

Ameristar Black Hawk:
Operating income	$4,515	$1,778	$8,856	$1,560
Depreciation and amortization	2,869	3,287	5,720	5,470

EBITDA	$7,384	$5,065	$14,576	$7,030

Jackpot Properties:
Operating income	$3,711	$3,618	$7,037	$6,187
Depreciation and amortization	1,185	1,076	2,384	2,162

EBITDA	$4,896	$4,694	$9,421	$8,349

Corporate and other:
Operating loss	$(17,127)	$(13,977)	$(32,805)	$(28,283)
Depreciation and amortization	910	788	1,811	1,646

EBITDA	$(16,217)	$(13,189)	$(30,994)	$(26,637)

Consolidated:
Operating income	$43,339	$39,584	$93,255	$83,241
Depreciation and amortization	23,644	23,957	47,520	46,529

EBITDA	$66,983	$63,541	$140,775	$129,770

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